EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 209 t Fort Lee t NJ 07024
P.O. Box 436402t San Diegot CA 92143-9402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of May 19,  2011, on the audited financial statements of  Quantum Assets, Inc.  as of December  31, 2010 and for the fiscal year then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

Stan J.H. Lee, CPA
May 19, 2011
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Registered with Canadian Public Accountability Board
Member of New Jersey Society of Certified Public Accountants